                                     NEWS
                                                  For additional information:
                                                  Jeffrey A. Stoops
                                                  Chief Financial Officer
                                                  (561) 995-7670

                             FOR IMMEDIATE RELEASE
                             ---------------------

                   SBA COMMUNICATIONS CORPORATION ANNOUNCES
                CLOSING OF $125 MILLION SENIOR CREDIT FACILITY


SBA COMMUNICATIONS CORPORATION; BOCA RATON, FL; TUESDAY, FEBRUARY 16, 1999
---------------------------------------------------------------------------

SBA Communications Corporation ("SBA") announced that its wholly-owned subsidiary, SBA Telecommunications, Inc., has successfully closed on a new $125 million senior credit facility, consisting of a $100 million revolving credit facility and a $25 million term loan. SBA has the option for a period of time to increase the revolving credit facility to $150 million subject to the satisfaction of certain conditions. The new credit facility replaces SBA's prior $55 million credit facility, and will be used to fund the construction and acquisition of wireless communications towers and related assets, as well as for other general corporate purposes. The new credit facility, originally committed by Lehman Brothers Inc., was arranged by Lehman Brothers Inc. and General Electric Capital Corporation, and includes twelve institutions as agents or syndicate members.

SBA is a leading independent provider of communication site services to the wireless communications industry. SBA's primary focus is the construction of new towers and acquisition of existing towers for its own account. Since it was founded in 1989, SBA has participated in the development of over 10,000 antenna sites in the United States. SBA currently owns over 500 towers and is involved in the acquisition or development for its ownership of over 400 additional towers throughout the nation.



Information Concerning Forward-Looking Statements

Some information in this release is forward looking. These forward looking statements may be affected by the risks and uncertainties in the company's business. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of the company's Securities and Exchange Commission filings. The company wishes to caution readers that certain important factors may have affected and could in the future affect the company's actual results and could cause the company's actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the company. The company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.